                                                                     Exhibit 3.3

                      CLOSE CORPORATION OPERATING AGREEMENT

                  THIS AGREEMENT, made and entered into as of this     day of
December, 1988, by and among BLADE COMMUNICATIONS, INC. (the "Corporation"), an Ohio corporation having its principal place of business in Toledo, Ohio or ("Blade") and the holders of all the Corporation's issued and outstanding stock (voting common, non-voting common and Class A Stock) (the "Shareholders").

                                    RECITALS

                  The following organizational structure is intended to assure the continuity of the principal of family equality in the governance of the corporation, it being the intention of the company founder, Paul Block, to provide equal ownership and equal influence in decision-making for his two sons, Paul Block, Jr. and William Block.

                  This same principle of equality was intended in the agreements made by, among others, Paul Block, Jr. and William Block as to the voting stock they would pass on to their progeny. Once again, the equality of the two surviving families was to be assured. Neither family was to be dominant in the decision-making process.

                  Unanimity of decision-making has been and must continue to be an important element in order to assure the success of the business enterprise. Non-family directors and operating executives should not be forced to take sides. Their effectiveness would be quickly immobilized if they feared that divisiveness or a possible reversal of a decision by conflicting family positions might inhibit a clear and positive course of action.

                  An additional purpose of the Agreement is to provide for dispute settlement through arbitration. It is a less severe procedure than dissolution or any other legal deadlock remedies and is available to protect the rights of the parties. Arbitration does not reflect adversely upon the financial standing or good name of the Corporation nor does it take the property out of the hands of the owners of the persons actually administering the business.

                  NOW, THEREFORE, in order to provide for a working organizational structure that will perpetuate the family equality concept and in consideration of the mutual promises and covenants herein contained and for other valuable considerations, the parties hereto agree that the Corporation and its Shareholders shall be subject to this Close Corporation Operating Agreement (the "Agreement"), which is to be governed by Ohio Revised Code Section 1701.591, as follows:

                  1. The ultimate decision-making authority for the Corporation is vested in an Executive Committee (hereunder called the "Executive Committee" or the "Committee") except for those powers specifically reserved to the Board of Directors (hereinafter called the "Board of Directors" or the "Board") by
Section 4 of this Agreement. The Committee shall make a recommendation to the Board on each matter which requires the exercise of the powers reserved to the Board except that it shall not be required to, but may make a recommendation, with respect to matters which relate to operation of the Corporation's subsidiaries owning and operating TV stations or other subsidiaries which subsidiaries are subject to FCC Consent to Transfer of control rules and regulations as provided in Section 7 hereof. All Committee members, as directors, will vote in support of the Committee recommendation whether or not the recommendation of the Committee was reached by virtue of arbitration as provided in Section 7 hereof, or otherwise except with respect to the FCC matters as set forth in Section 7.

                  The Executive Committee will initially include those members of the two families that either own or will vote the voting shares of corporate stock. IT will always be comprised of four (4) members. Two members (the "Paul Block members") will represent the Paul Block, Jr. family and two (2) members (the "William Block members") will represent the William Block family. Initially the William Block members will be William Block and William Block, Jr., and the Paul Block, Jr. members will be Allan Block and John Robinson Block. Voting rights of the

Committee members will be equal despite the number of voting shares they represent. Three (3) votes shall be sufficient to result in a binding Committee decision or recommendation. The Committee will select its own chairman and secretary annually.

                  2. The Executive Committee will function as the office of the chief executive and collectively exercise the powers and discharge the responsibilities of the chief executive officer. The Committee may delegate responsibility and authority to the appropriate line executives for the day-to-day operating decisions of each division and subsidiary of the Corporation. Since most routine, day-to-day decisions will normally be made by either the general manager of the subsidiary or division or by the group manager to whom he reports, those decisions will not be on the Committee's agenda unless the Committee elects otherwise in specific instances. The group manager is defined as the member of the Executive Committee responsible for several of the Corporation's subsidiaries, divisions or distinct areas of operations. Any decision to be made by a group manager that would normally be approved or reviewed by a chief executive officer shall be approved or reviewed by the Committee. The Executive Committee will establish the necessary communication lines and review procedures with the Corporation's operating executives in order to maintain control and to assure the growth and accomplishment of the goals and objectives of each division and subsidiary in the Corporation.

                  Because the Executive Committee will function as the office of the chief executive, mattes that would normally be considered for action by a chief executive officer will be considered for action by the Committee. It is intended that most of these matters to be considered for action need not be handled in a formal meeting but rather through personal or telephone communication leading to a quick decision. Each executive and each group manager serving on the Committee shall contact the other Committee members with a recommendation or a proposal on matters to be considered for action. This will permit a quick consensus agreement and allow implementation to move ahead. The Committee member who has initiated the proposed action shall promptly issue a memo to the other Committee members confirming the decision or decisions rendered by the Committee so that a written record of all decisions of the Committee will be maintained. The substance of all Committee decisions shall be provided to the line executive or executives of the division, subsidiary or other area of operation directly affected by the decision at the time the decision will be implemented as determined by the Committee.

                  3. All members of the Committee will use their best efforts to accomplish the objectives of this Agreement and will make reasonable and maximum good faith efforts to contact the other members of the Committee for consultation and to be available for consultation either in person or by conference telephone. If a member of the Committee will not be available for consultation for a period of more than one week, then he must give his written proxy to another member of the Committee so that the Committee business can proceed. If an emergency arises which requires an immediate Committee decision of a critical nature within twenty-four (24) hours and a Committee member cannot be reached for consultation, then the absent Committee member will be deemed t have given his proxy to the Committee member who represents the same family and is available for consultation for purposes of making that emergency decision. In all other instances, except where a Committee member must be replaced as provided in Section 6, a Committee member who is or may be unavailable for an informal or formal meeting must give a written proxy to another Committee member in order to have his vote counted on the matter or matters before the Committee. The Executive Committee will meet formally at least quarterly to review corporate progress, to make decisions on matters which are before the Committee on the day of the meeting and to insure that all members of the Committee meet together on a periodic basis.

                  The powers of the Committee, in exercising its chief executive function, shall include, but not be limited to, (i) approval or disapproval of requests for capital expenditures not previously approved, (ii) making decisions on banking or financing connections, (iii) making acquisition or divestment decisions other than those requiring two-thirds vote of the voting shareholders, (iv) reviewing corporate financial performance against goal, (v) making major executive appointments and removals other than corporate officers,
(vi) approving charitable contributions in excess of $5,000, (vii) performing annual key executive performance and compensation reviews, (viii) authorizing the issuance of authorized shares, and (ix) making any other corporate (or corporate subsidiary) policy decisions except as to the matter set forth in
Section 4. Nothing contained herein shall be construed to mean that actions of the Committee can only be taken at the quarterly or other scheduled meetings, it being the intention of the parties that the Committee may reach decisions and take action through informal meetings or consultation as provided in Section 2 above.

                  4. The number directors in nine until changed at any meeting of the voting Shareholders. Board action, which shall be by the affirmative vote of a majority of the number of directors constituting the entire Board (or by unanimous written consent), shall be required for the following matter:

                     A) To create or incur any indebtedness except unsecured current liabilities incurred in the ordinary course of business;

                     B) To create or incur any mortgage, pledge, lien or encumbrance on property or asset now owned or hereafter acquired by the Corporation;

                     C) To make and execute any guaranties on behalf of the Corporation;

                     D) To elect officers;

                     E) To fill any vacancies in the full Board of Directors, if the Shareholders fail to do so, and then only by selection from the candidate or candidates selected by the Executive Committee;

                     F) To accept or reject the recommendation of the Executive Committee (or any special committee appointed by the Board) with respect to an outside offer to purchase the shares or assets of the Corporation;

                     G) To accept or reject the recommendations of the members of the committee or the arbitrator described in Section 7 with respect to the operation of the Corporation's subsidiaries owing and operating TV stations or other subsidiaries which subsidiaries are subject to the Federal Communications Commission's (FCC) consent for Transfer of Control rules and regulations if, but only if, the Committee is deadlocked and unable to reach a decision with respect to such matter;

                     H) To authorize dividend distributions;

                     I) To authorize the purchase of shares of the Corporation by the Corporation;

                     J) Any other matters referred to the Board by the Committee for Board action.

                  5. In addition to the quarterly meeting, any three members of the Committee may call a special formal meeting of the Committee. The call for the meeting will include an agenda indicating appropriate items to be discussed and real formal meeting called will be to discuss a new subject not previously considered y the Committee within the past year.

                  Unless otherwise agreed to in writing by the Committee: (i) quarterly and special formal meetings will normally be held at the offices of the Corporation in Toledo, Ohio; (ii) the agenda for quarterly meetings will be prepared by the chairman and distributed at least one (1) week before the meeting; (iii) an ex-officio recording secretary may be used in formal Committee meetings to assure accurate minutes, to enable all four (4) Committee members to participate in the meeting without minute-taking diversions and to enable all of the members to have a record for the decisions reached; and (iv) at least three
(3) business days' notice is required to call a special formal meeting of the Committee.

                  6. In the event of the death, permanent incapacity of, or resignation by, any Committee member, the remaining Paul Block, Jr member or the remaining William Block member, as the case may be, of the Committee (hereinafter the "remaining Committee member") will within ten (10) business days thereof select another family member or a spouse of a family member, or if no family member or spouse of a family member of that side of the family is willing to serve on the Committee, another designated representative who will serve until his death, permanent incapacity or resignation, thus assuring equal representation of both families. The remaining Committee member shall consult with the Corporation's FCC counsel before making the selection of the new member with respect to whether the FCC must approve the new member for purposes of the FCC's Consent to Transfer of Control rules and regulations, and shall give the other Committee members written notice of the identity of the new Committee member within twenty-four (24) hours of the selection. If the Corporation's FCC counsel determines that an application for transfer of control must be filed with the FCC, the Corporation shall immediately file such an application unless the remaining Committee member agrees to an alternative method for filling the vacancy on the Committee which makes such an application unnecessary. If an application must be made, until the application has been approved, the remaining Committee member shall have two votes on matters relating to the operation of the Corporation's subsidiaries owing and operating TV stations or other subsidiaries which subsidiaries are subject to FCC Consent to Transfer of Control rules and regulations, but the new Committee member shall be entitled to exercise a vote on all matters relating to the operations of the Corporation and its other subsidiaries and divisions as provided herein. If approval of any Committee member is denied by the FCC or, if the FCC revokes its approval of any Committee member who has previously been approved, such Committee member shall be removed from the

Committee effective as of the date that all rights of appeal of such member have been unsuccessfully exhausted. Following the removal, a new member shall be selected by the remaining Committee member in accordance with the procedure for selection set forth above. If the Corporation's FCC counsel determines that an application for transfer of control to the FCC need not be made, the new member shall be entitled to immediately exercise a vote as a Committee member on all matters relating to the operations of the Corporation and all of its subsidiaries.

                  No formal Committee meetings will be held for ten (10) business days after a vacancy occurs to enable the surviving member to till the vacancy and during that interim period, but only during that interim period, the surviving member will be deemed to have the proxy of the member who is deceased, permanently incapacitated or who has resigned if an informal Committee meeting becomes necessary to conduct business.

                  7. In the event of a voting deadlock, any two (2) Committee members may require a tie-breaking vote from an outside-the-family arbitrator mutually determined by the Committee. The arbitrator will be a U.S. citizen and will not be an employee and, preferably, should be familiar with the business of the Corporation and its goals. In addition, the arbitrator's impartiality shall be demonstrated by the fact that he has no close social or business contacts with either family group. The arbitrator shall not engage in ex parte contacts with any member of the Committee without the specific written consent of all members of the Committee. The arbitrator, and an alternate, shall be selected by unanimous vote of the members of the Committee and shall serve for a two (2) year period and will continue thereafter for annual periods if three (3) out of four (4) Committee members support them. Notice of failure to support the continuation of the terms of the arbitrators shall be given two (2) months prior to the termination of the arbitrators' term. The initial arbitrators shall be Chester Devenow and Rene C. McPherson.

                  Facts and position statements pertaining to the matter or matters to be arbitrated which shall incorporate the original positions taken by the respective Committee members at the time of the deadlock will be prepared by the Committee members with the assistance of such advisors as the Committee members may select and will be submitted to the arbitrator within one (1) week of the deadlock. The parties shall make available to the arbitrator any records or documents which are determined, in the arbitrator's discretion, to be necessary for the proper resolution of the dispute. If a decision must be made before the time specified herein for submission of facts and position statements, communication with the arbitrator may be by conference call or in-person conferences without presentation of written facts, position papers, records or documents. The arbitrator shall, within a maximum of one (1) week of the receipt of the position statements or completion of the conferences, break the deadlock by adopting one of the two original positions taken by the deadlocked factions of the Committee at the time of the deadlock in its entirety unless three (3) of the four (4) Committee members agree to an alternative compromise decision suggested by the arbitrator. This tie-breaking procedure will be employed only when all efforts for a consensus in decision-making by the Committee have failed. The arbitrator shall exercise his or her impartial judgment in resolving any deadlock, guided by what is determined to be in the best interests of the Corporation.

                  The decision of the arbitrator shall become the decision of the Committee except when a decision is required with respect to matters which relate to the operation of the Corporation's subsidiaries owing and operating TV stations or other subsidiaries which subsidiaries are subject to FCC Consent to Transfer of Control rules and regulations. In that case the arbitrator may, if requested by the Committee, make suggestions or recommendations which will be considered by the Board of Directors of the Corporation in exercising its independent judgment. The Committee members who are members of the Board of Directors shall not be required to vote as a group on any such decision. In making suggestions or recommendations to the Board of Directors the arbitrator shall take into consideration the rules and regulations of any state or federal regulatory body or agency. All members of the Committee and the Board of Directors will also be guided by and exercise their judgment in the same manner.

                  If the arbitrator is called on to settle a deadlock with respect to recommending any or all officer candidates for election by the Board, then the arbitrator shall select one of the two candidate or candidates selected by the deadlocked factions of the Committee to fill each office or offices in controversy. Such officer or officers shall hold office for a minimum of one (1) year after the arbitrator has made his selection and such person or persons have been elected by the Board of Directors at a meeting to be held within one (1) week of the receipt of the arbitrator's selection or by unanimous consent in writing within the same period.

                  If the arbitrator is called on to settle a deadlock with respect to selecting a successor to a vacancy on the full Board of Directors, then the arbitrator shall select one of the two successor candidates selected by the deadlocked factions of the Committee to fill such vacancy on the full board, and such successor shall serve for a minimum of one (1) year after the selection has been made. Any such vacancy shall be filled within thirty (3) days. If there is a deadlock of the voting Shareholders with respect to the re-election (at any annual or special meeting held to elect directors) of the full board of Directors as constituted on January 1, 1989, or as subsequently constituted on the date of a shareholders' meeting, then that Board will hold office until the next annual or special Shareholders' meeting at which there is no deadlock, with any vacancies on the full Board to be filled after the Committee, or the arbitrator, as the case may be, has reached a decision as provided in this Agreement.

                  The arbitrator's power to break deadlocks as provided in this Agreement shall commence when the mobile radio, CARS and satellite earth station "receive only" licenses have been transferred from the Corporation's newspaper and cable system subsidiaries to the newly formed subsidiary of the Corporation, CARS Holding. Inc. The Corporation will make every effort to accomplish the transfer of said licenses to CARS Holding, Inc. as soon as possible.

After said licenses have been transferred to Cars Holding, Inc., any FCC licenses shall be held by CARS Holding, Inc., or another wholly owned subsidiary formed solely to hold such licenses or a wholly owned subsidiary whose only business shall be broadcasting or broadcasting related operations.

                  The Shareholders and the Corporation agree to hold the arbitrator, or alternate arbitrator, harmless and indemnify them from all costs and expenses from any causes of action, proceedings or suits except those resulting from their willful misconduct. The arbitrator will be held to a standard of care and fairness customarily required of arbitrators and the arbitrator will have the judicial immunity ordinarily granted to arbitrators.

                  Compensation for the arbitrator's services will be negotiated before the Committee selects the arbitrators. The alternate arbitrator will serve in case the primary arbitrator is unavailable in the week his or her services are needed. In the event of the resignation, long-term incapacity or demise of either of the selected persons, a replacement will be chosen at the next scheduled meeting by unanimous consent of the Committee.

                  Any decision of the arbitrator on any deadlock referred to him for arbitration will be final unless rejected by all four (4) Committee members.

                  8. No Shareholder or director shall institute any action or proceeding to have the Corporation dissolved or institute any other action (such as a petition for appointment of a custodian or provisional director) in law or in equity because of any deadlock with respect to the election of a new Board of Directors or a deadlock on the then present Board of Directors nor shall a Shareholder or director institute any action or proceeding for breach of fiduciary duty or conflict of interest until two (2) years after the arbitrator has rendered his first decision under this Agreement, unless the Agreement has terminated prior to the expiration of said period.

                  9. This Agreement will continue until October 15, 1994 unless all of the voting and four-fifths (4/5ths) of the non-voting common and Class A shares of the Corporation, voting as a class and all of the original members of the Committee, elect to terminate this Agreement prior thereto. The same proportion of each class of shares and all of the original members of the Committee may amend or extend this Agreement at any time provided any amendment or extension must be in writing.

                  A breach or attempted breach of the covenants of this Agreement will result in irreparable damage, which damage is not measurable in money. Therefore, the parties agree that the provisions of this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without reference to whether or not an adequate remedy at law may be available. Any proceedings will be conducted in the appropriate court in Lucas County, Ohio.

                  10. All shares of the Corporation will bear a legend similar to the following: "The rights of any holder of any share evidenced by this Certificate are subject to a Close Corporation Operating Agreement dated December 12, 1988 among each person who is a shareholder of the Corporation on such date. The Corporation will mail without charge to any holder of these shares a copy of such agreement within five (5) days of receipt by the Corporation of a written request therefor":.

                  Each Shareholder agrees that if shares are transferred which are represented by a certificate which for any reason does not bear the above legend that such Shareholder will notify in writing the transferee of the existence of this Agreement and deliver a copy of the same at the time of transfer. Furthermore, the transferee of any shares or the purchaser of any newly issued shares will, as a condition to the transfer or issuance, execute this Agreement or the transfer or issuance shall be void.

                  11. In the event any of the provisions of this Agreement shall be deemed illegal or against public policy, the validity or legality of any of the other provisions or any part thereof shall not be thereby affected. This Agreement supersedes any contrary or inconsistent provision in the Code of Regulations of the Corporation or any By-Laws adopted by the directors of the Corporation and for the life of this Agreement shall be construed as an amendment to said Regulations or By-Laws.

                  12. No Shareholder will attempt to transfer his shares to numerous shareholders for the sole purpose of becoming a public company for SEC purposes (i.e. more than five hundred(500) shareholders). This sentence will not in any manner preclude the Committee from determining to go public. Any share transfer, including the foregoing, is governed by the restrictions on transfer contained in the Code of Regulations of the Corporation.

                  13. Miscellaneous provisions.

                     (a) This Agreement shall inure to the benefit of and be
                         binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto.

                     (b) The parties hereto shall execute and deliver such other instruments and take such other steps as may be necessary to effectuate all the provisions of this Agreement.

                     (c) This Agreement may be executed in counterparts, each of which together shall constitute one and the same instrument.

                     (d) The section headings in this Agreement, if any, are
                         inserted for convenience only.

                     (e) This Agreement shall be governed by and construed in
                         accordance with the laws of the State of Ohio.

                     (f) The failure of any party to insist upon strict
                         compliance by any other party with respect to any of the terms and conditions hereof shall not be deemed a waiver of any such term or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times, be deemed a waiver or relinquishment of such right or power at any other time or times.'

                     (g) If any party desires to give notice for any reason to
                         any other party, such notice shall be given by prepaid certified mail, return receipt requested, given to each member of the Committee at their residence address as on file with the Corporation with a copy sent in the same manner addressed to the Treasurer or Assistant Treasurer of the Corporation at 541 Superior Street, Toledo, Ohio 43660. Any notice given in this manner shall be deemed to be sufficient notice to all the Shareholders of the Corporation. Any Shareholder desiring to receive copies of any such notices may file a request for the same with the Treasurer of the Corporation

                     (h) This Agreement is the exclusive statement of the
                         agreement of the parties and supersedes all prior agreements and discussions among the parties.

                     (i) Where appropriate, the number of all words in this
                         Agreement shall be singular or plural or both and the gender of all pronouns shall be masculine, feminine, neuter, or any combination thereof.

                     (j) This Agreement may be amended, but only by a written
                         amendment as provided herein.

                     (k) The parties agree that any action to enforce this
                         Agreement shall be brought and prosecuted in such state or federal court or courts located in Lucas County, Ohio that the appropriate party may select. The parties hereby consent to the jurisdiction and venue of said court or courts within Lucas County, Ohio and service of process by certified mail, return receipt requested, or by any other manner provided by law.

                  14. This Agreement will be binding when executed by all of the parties hereto, and will become operative on January 1, 1989.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                    BLADE COMMUNICATIONS, INC.

                                                    By:
                                                       -------------------------
                                                    Attest:
                                                           ---------------------

                                                    SHAREHOLDERS

SHAREHOLDER:                                                      NUMBER AND TYPE OF SHARES
-----------------------------                                     263,200 Non-Voting Common - Par $0.10
William Block                                                     9,600 Voting Common - Par $0.10

-----------------------------                                     515 Class A - Par $100 - 5%
Allan J. Block, a/k/a                                             Non-Cumulative
Allan Block                                                       206 Non-Voting Common - Par $0.10

-----------------------------                                     570 Class A - Par $100 - 5%
Cyrus P. Block                                                    Non-Cumulative

-----------------------------                                     1,660 Class A - Par $100 - 5%
Donald G. Block                                                   Non-Cumulative
                                                                  4,100 Non-Voting Common - Par $0.10

-----------------------------                                     1,796 2/3 Class A - Par $100 -
Mary G. Block                                                     5% Non-Cumulative
                                                                  9,214 Non-Voting Common - Par $0.10

-----------------------------                                     515 Class A - Par $100 - 5%
John R. Block, a/k/a                                              Non-Cumulative
John Robinson Block                                               206 Non-Voting Common - Par $0.10

-----------------------------                                     1,300 Class A - Par $100 -
William Block, Jr.                                                5% Non-Cumulative
                                                                  4,090 Non-Voting Common - Par $0.10

-----------------------------                                     1,300 Class A - Par $100 -
Karen B. Ayars                                                    5% Non-Cumulative
                                                                  4,100 Non-voting Common -  Par $0.10

-----------------------------                                     1,300 Class A - Par $100  -
Barbara B. Burney                                                 5% Non-Cumulative
                                                                  4, 100 Non-Voting Common - Par $0.10

-----------------------------                                     10 Non-Voting Common - Par $0.10
Carol Z. Block

-----------------------------                                     320 Class A - Par $100  -
William Block, Jr., Custodian                                     5% Non-Cumulative
For Diana E. Block

-----------------------------                                     320 Class A - Par $100  -
William Block, Jr., Custodian                                     5% Non-Cumulative
for Nancy E. Block

-----------------------------                                     320 Class A - Par $100  -
William K. Block, Jr.,                                            5% Non-Cumulative
Custodian for Katherine Z. Block

----------------------------                                      380 Class A - Par $100 -
Paul N. Ayars, Custodian                                          5% Non-Cumulative
Emily E. Ayars

-----------------------------                                     380 Class - Par $100 -
Paul N. Ayars, Custodian                                          5% Non-Cumulative
Brian M. Ayars

-----------------------------                                     560 Class - Par $100 - 5%
Barbara B. Burney, Custodian                                      Non-Cumulative
For Erin C. Smith

-----------------------------                                     650 Non-Voting Common - Par $0.10
Donald G. Block, Trustee
For Diana E. Block

-----------------------------                                     650 Non-Voting Common - Par $0.10
Donald G. Block, Trustee
For Nancy E. Block

-----------------------------                                     650 Non-Voting Common - Par $0.10
Donald G. Block, Trustee
For Katherine Z. Block

-----------------------------                                     650 Non-Voting Common - Par $0.10
Donald G. Block, Trustee
For Erin C. Smith

-----------------------------                                     650 Non-Voting Common - Par $0.10
Donald G. Block, Trustee
For Emily E. Ayars

-----------------------------                                     650 Non-Voting Common - Par $0.10
Donald G. Block, trustee
For Brian M. Ayars

-----------------------------                                     250 Non-Voting Common - Par $0.10
Donald G. Block, Trustee f
For Benjamin W. Burney

-----------------------------                                     250 Non-Voting Common - Par $0.10
William Block, Jr., Trustee
For Laura Alice Block

-----------------------------
William Block and Cyrus Block, Trustees                           2,400 Class A - Par $100 - 5%
                                                                  Non-Cumulative
-----------------------------
William Block, Trustee

-----------------------------
Cyrus Block, Trustee

-----------------------------                                     10,000 Non-Voting Common - Par $0.10
William Block, Jr., Trustee
Of the Maxine Block Marital

Trust No. 1

-----------------------------                                     5,100 Voting Common - Par $0.10
William Block, Jr., Trustee
Of the Maxine Block Marital
Trust No. 2

-----------------------------
William Block, Allan J. Block,                                    14,700 Voting Common - Par $0.10
John R. Block, Trustees under Agreement
dated November 1, 1977

-----------------------------
William Block

-----------------------------
Allan J. Block

-----------------------------
John R. Block

Estate of Paul Block, Jr. by             2,043 1/3 Class A - Par $100.00
First National Bank of Toledo            - 5% Non-Cumulative
and William Block,                       22,642 Non-Voting Common - Par $0.10
Co-Executors

First National Bank of Toledo

By:
   --------------------------

-----------------------------
William Block

Tacona Company, Nominee for First National Bank of Toledo and
William Block, Trustees under Trust Agreement dated September
18, 1974 and by the Trustees and Co-Trustees of the said Trust as follows:

171,753 Non-Voting Common - Par $0.10

Tacona Company

By:
   --------------------------
           A Partner

First National Bank of Toledo, Trustee

By:
   --------------------------

-------------------------
William Block, Trustee

------------------------
Allan Block, Co-Trustee

-------------------------------
John Robinson Block, Co-Trustee

--------------------------
Cyrus P. Block, Co-Trustee


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